EXHIBIT 99.2

ADDITIONAL SECOND QUARTER 2005 DISCLOSURES

(Unaudited)

•	Cash, cash equivalents and short-term investments at June 30, 2005 were $376.8 million.

•	Aircraft purchase deposits at June 30, 2005 were $96.3 million.

•	Financing facility for pre-delivery deposits for 2005 deliveries closed during the quarter for $19.6 million.

•	Total debt balance at June 30, 2005 was $354.3 million which reflects debt financing for aircraft purchases and capital leases for spare engines.

•	Stockholders equity at June 30, 2005 was $342.1 million.

•	Unit revenue (RASM) for the second quarter was down 0.2 percent. April 2005 unit revenue was down approximately 13 percent. May and June 2005 unit revenue were up 6 to 7 percent.

•	During the second quarter of 2005, we took delivery of two B717 aircraft and three B737 aircraft. XM Satellite radio has been installed on 37 aircraft as of June 30, 2005.

•	As of June 30, 2005, the number of aircraft in our fleet that are leased or owned are:

75 leased B717 aircraft and 11 leased B737 aircraft

8 owned B717 aircraft and 3 owned B737 aircraft

For the remainder of 2005, we plan to lease two additional B717 and four B737 aircraft and purchase three B737 aircraft.

Exercised options for two B737 aircraft for delivery in the first quarter of 2007, increasing our firm deliveries of B737 aircraft to 58 aircraft.

•	Full time equivalents (FTE) employees at June 30, 2005 were 6,246. Our employee productivity per mainline aircraft increased by 10.1% from 72.2 employees per aircraft in the second quarter of 2004 to 65.3 employees per aircraft in the second quarter of 2005.

•	During the second quarter of 2005, we hedged approximately 44% of our fuel consumption at a price per gallon of $1.26 raw product or $1.51 all-in.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

•	The following table contains our projections for the remainder of 2005/2006 capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS
Q3 2005	34%
Q4 2005	30%
2006	25% To 30%

•	Current advance booked load factors for July, August and September are up year over year.

•	We currently expect a double digit year over year improvement in third quarter unit revenue.

•	We expect third quarter cargo revenues to be similar to second quarter performance, and fourth quarter cargo revenue to be higher than second quarter.

•	Current competitors’ schedules suggest east coast capacity reductions in the September-December time periods.

•	Last years hurricanes impacted August – October revenues by $10 to $15 million.

•	In the third quarter we expect to conclude a financing agreement of up to $60 million to monetize aircraft purchase deposits related to B737 2006 deliveries.

•	We project that our all-in price per gallon of fuel for 2005, including the benefits of hedging, will be in the range of $1.80 - $1.85. The following table depicts the percentage of our expected fuel consumption that is hedged for 2005, 2006 and 2007:

PERIOD	EXPECTED FUEL HEDGED	PRICE PER GALLON (ALL-IN)
Q3 2005	33%	$1.70
Q4 2005	35%	$1.72
2006	14%	$1.72
2007	8%	$1.69

•	In addition we have fuel collars for approximately 20 to 25 percent of remaining 2005 fuel consumption and approximately 10 percent for 2006/2007 consumption. At this time, these collars are providing no hedge benefit from prevailing fuel rates.

•	The following table depicts the range of our expected decreases for 2005 in non-fuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q3 2005	Down 4% - 5%
Q4 2005	Down 1% - 2%

•	Corporate income tax rate for full year 2005 is projected in the range of 33% to 38%.

•	We estimate non-aircraft related capital expenditures for 2005 will be in the range of $20 million to $25 million.